UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2009

CONOLOG CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-8174	22-1847286

(State or other jurisdiction of incorporation)	(Commission File number)	(IRS Employer Identification No.

5 Columbia Road, Somerville, New Jersey 08876

(Address of principal executive offices) (Zip Code)

(908) 722-8081

(Registrant’s telephone number, including area code)

Copies to:
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9700
(212) 930-9725 (fax)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Conolog Corporation (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”), dated as of August 3, 2009 ( the “Closing Date”), with three investors, pursuant to which it sold an aggregate of One Million Dollars of its principal amount of secured convertible notes (the “Notes”). On the Closing Date the Company received gross proceeds of $500,000 and $500,000 (the “Escrowed Funds”) was placed in escrow pursuant to an Escrow Agreement between the Company, the Subscribers and Grushko & Mittman, as escrow agent. Pursuant to the Subscription Agreement, the Company must file a preliminary proxy statement with the Securities and Exchange Commission by September 2, 2009 seeking approval for the transactions contemplated by the Subscription Agreement and the Company must obtain approval of its shareholders within 90 days of the Closing Date (125 days if the SEC reviews the proxy statement.). Provided shareholder approval is obtained (the “Shareholder Approval”), the Company will receive the Escrowed Funds. In the event that the Shareholder Approval is not obtained (“Shareholder Rejection”), the amount of the Note will decrease to $500,000 and the Escrowed Funds will be returned to the Subscribers.

The initial interest rate of the Notes is 4% per annum and upon the Shareholder Approval or a Shareholder Rejection the interest rate will be 8% per annum. Interest on the notes shall accrue from the date of the Closing Date and shall be payable quarterly, in arrears, commencing six months after the Closing Date and on the maturity date of the Note. The Conversion Price of the Notes is the lessor of $.78 (the “Fixed Conversion Price”) as may be adjusted (the “Initial Conversion Price”). Commencing six months after the Closing Date, the Conversion Price shall be the lessor of the Fixed Conversion Price or 75% of the lowest three closing bid prices for the Company’s common stock for the ten days prior to when the Note is converted.

The Company also issued the Subscribers Class A Warrants to purchase 2,564,103 shares of the Company’s Common Stock at $1.12 per share. The Class A warrants are exercisable for a period beginning on August 3, 2009 and terminate on August 3, 2014.

Pursuant to the Subscription Agreement, the Company also issued the Subscribers a total of 40,000 class B Warrants. The Class B Warrants entitles the Subscribers at any time after the sooner of six months from the Closing Date or after the Company obtains the Shareholder Approval, until July 3, 2012, to purchase up to $4,000,000 of principal amount of the Company’s 8% notes on the same terms as the Notes. Upon the exercise of the Class B Warrants, the holder of the Class B Warrant will be issued two Class C Warrants for Each share of the Company’s common stock that would be issued on the exercise date of the Class B Warrant assuming the full conversion of the notes issued on such date. For each $100,000 of principal of notes purchased pursuant to the Class B Warrants, the Subscribers will surrender 1,000 Class B Warrants.

The Notes cannot be converted to the extent such conversion would cause the Subscriber, together with such holder’s affiliates, to beneficially own in excess of 4.99% of the of the Company’s outstanding common stock immediately following such conversion.

The Company also entered into a Security Agreement pursuant to which it granted the Subscribers a security interest in its assets. The security interest granted pursuant to the Security Agreement will terminate when the Approval is obtained or the Notes (including outstanding interest due thereon) are repaid.

The Company paid Garden State Securities, Inc., the selling agent for this transaction, a cash fee of $50,000 (10% of the aggregate gross proceeds received by the Company) and issued Garden State (or its employees) warrants to purchase 256,410 shares of the Company’s common stock.

Immediately after the closing for the sale of the Notes, 1,841,491 shares of the Company’s common stock were issued and outstanding.

The issuance and sale of the Notes and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to the selling agent (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act.

The foregoing description of the Subscription Agreement, the Notes, the Class A, the Class B, the Class C Warrants, the Escrow Agreement and the Security Agreement do not purport to be complete and is qualified in its entirety by reference to these agreements which are attached as an exhibit to this Current Report and is incorporated into this Item by reference.

Item 2.03 Creation of a Direct Financial Obligation or an obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01

Item 3.02 Unregistered Sales of Equity Securities

See Item 3.02

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

N/A

(b) Proforma Financial Information.

N/A

(c) Shell Company Transactions.

N/A

(d) Exhibits

Exhibit Number	Description

4.1	Form of Note
4.2	Form of Class A Warrant
4.3	Form of Class B Warrant
4.4	Form of Class C Warrant
99.1	Form of Subscription Agreement
99.2	Security Agreement
99.3	Selling Agent Agreement
99.4	Form of Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOLOG CORPORATION

Dated: August 4, 2009
/s/ Robert Benou

Robert Benou
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

4.1	Form of Note
4.2.	Form of Class A Warrant
4.3	Form of Class B Warrant
4.4	Form of Class C Warrant
99.1	Form of Subscription Agreement
99.2	Security Agreement
99.3	Selling Agent Agreement
99.4	Form of Escrow Agreement